200 West Cypress Creek Road, Suite 400

Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Kevin McGrath Cameron Associates 212 -245-4577

SMF ENERGY CORPORATION APPOINTS SONEET KAPILA
AS CHIEF RESTRUCTURING OFFICER

Ft. Lauderdale, FL, March 22, 2012 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading energy logistics company, today announced that its Board of Directors has appointed Soneet Kapila of Kapila & Company, Ft. Lauderdale, Florida, as its Chief Restructuring Officer (CRO). Mr. Kapila will direct the Company’s previously announced determination to implement strategies to increase revenues and reduce expenses required by the recent decision to change the Company’s pricing structure. In light of Mr. Kapila’s appointment as CRO, which includes, on an interim basis, the authority of the Chief Executive Officer, Steven R. Goldberg has stepped down as the Company’s President and CEO but will remain on the Board of Directors. Mr. Goldberg has also been engaged to assist the Company in its pursuit of strategic alternatives, including potential business combinations and the development of new business partnerships.

The Company also announced that Robert W. Beard has been appointed as the Company’s President and Chief Operating Officer. Mr. Beard has been the Company’s Senior Vice President, Operations & Sales, since 2010, responsible for all fleet and facility operations and its marketing and sales operations.

In addition, the Company announced that Peter H. Woodward has been appointed Chairman of the Audit Committee of the Board of Directors, and that C. Rodney O’Connor has been named Chairman of the Board. Larry S. Mulkey has stepped down from the Board Chairman position but will remain a member of the Board.

About Soneet Kapila and Kapila & Company

Soneet R. Kapila is a Certified Public Accountant licensed in Florida and is the founding partner of Kapila & Company, Certified Public Accountants. He has a Masters in Business Administration from the Cranfield School of Management Studies in England., U.K. He has considerable experience in managing companies through restructurings and cost reductions. More information about Kapila & Company is available at www.kapilaco.com.

About SMF Energy Corporation (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future revenue, earnings or losses of the Company, potential business combinations or partnerships, and the potential for changes in the Company’s business are all “forward looking statements” that should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2011.